Exhibit 99.1

Longs Drug Stores Corporation Reports

Results for Fourth Quarter and Fiscal Year 2008

WALNUT CREEK, California (March 5, 2008) – Longs Drug Stores Corporation (NYSE: LDG) today reported preliminary income from continuing operations for the fourth quarter ended January 31, 2008, a 14-week period, of $37.8 million, or $1.00 per diluted share, including a $1.1 million after-tax net gain related to the planned disposition of seven California stores. Income from continuing operations for the fourth quarter ended January 25, 2007, a 13-week period, was $30.4 million, or $0.80 per diluted share, including a $1.4 million after-tax net charge for the asset impairment related to the planned disposition of seven California stores.

Total revenues of $1.45 billion for the 14 weeks ended January 31, 2008 were 11.0 percent higher than the $1.31 billion reported for the 13 weeks ended January 25, 2007. Total retail drug store sales for the quarter increased 9.1 percent and total pharmacy benefit services revenues increased 42.4 percent compared with last year.

The fiscal year ended January 31, 2008, included 53 weeks of operations compared with 52 weeks in the prior year with the additional week being the fourteenth week of the fourth quarter. The Company estimated that the additional week contributed approximately $0.05 per diluted share to income from continuing operations for the fourth quarter and full year ended January 31, 2008.

Income from continuing operations for the 53-week fiscal year ended January 31, 2008 was $98.9 million, or $2.59 per diluted share, including a $5.1 million after-tax net charge related to the planned disposition of seven California stores. Income from continuing operations for the 52-week fiscal year ended January 25, 2007 was $79.5 million, or $2.08 per diluted share, including a $1.4 million after-tax net charge related to the planned disposition of seven California stores.

Total revenues for the 53-week fiscal year ended January 31, 2008 were $5.26 billion, an increase of 5.8 percent compared with $4.97 billion of total revenues for the 52-week fiscal year ended January 25, 2007. Total retail drug store sales for the full year increased 4.9 percent and total pharmacy benefit services revenues increased 18.5 percent compared with last year.

Chairman, President and Chief Executive Officer Warren F. Bryant said, “We are pleased with our performance for the quarter and full year. We are making significant progress on improving our productivity while we expand our retail operations and grow our pharmacy benefit services business.

“We are building a strong foundation for continued, profitable growth longer term. Our goal is to grow our income from continuing operations at a compound growth rate of 10 to 15 percent over the next three years,” Bryant said.

Longs Drug Stores repurchased approximately 2.5 million shares of its common stock during Fiscal 2008 at an average price of $48.38 per share and a total investment of $119.8 million. Approximately $156 million remains under current Board authorization for stock repurchases.

Fourth Quarter

Income

Income from continuing operations for the 14 weeks ended January 31, 2008 was $37.8 million, or $1.00 per diluted share, including a $1.1 million after-tax net gain related to the planned disposition of seven California stores. Income from continuing operations for the 13 weeks ended January 25, 2007, was $30.4 million, or $0.80 per diluted share, including a $1.4 million after-tax net charge related to the planned disposition of seven California stores.

Planned Disposition of Stores

The Company recorded a net gain related to the disposition of seven California stores of approximately $1.8 million pre-tax, $1.1 million after-tax, or $0.03 per diluted share during the fourth quarter ended January 31, 2008. The gain resulted from the favorable disposition of certain closed store properties. During the fourth quarter ended January 25, 2007, the Company recorded a net charge of $2.3 million pre-tax, $1.4 million after-tax, or $0.04 per diluted share for the planned disposition of seven California stores.

Revenues

Total revenues of $1.45 billion for the 14 weeks ended January 31, 2008 were 11.0 percent higher than the $1.31 billion reported for the 13 weeks ended January 25, 2007.

Retail drug store sales increased 9.1 percent primarily due to the impact of one additional week and new store expansion. Same-store sales on a comparable 13-week basis declined 0.6 percent with pharmacy same-store sales increasing 0.7 percent and front-end same-store sales decreasing 1.7 percent. Pharmacy sales were 49.5 percent of retail drug store sales during the period, compared with 48.3 percent a year ago.

Pharmacy benefit services revenues increased 42.4 percent for the 14 weeks ended January 31, 2008 compared with the 13 weeks ended January 25, 2007. Pharmacy benefit management services generated revenues of $21.2 million compared with $12.3 million last year and the prescription drug plans for Medicare beneficiaries generated revenues of $87.9 million compared with $64.3 million a year ago.

On a comparable 13-week basis, consolidated total revenues for the fourth quarter increased 3.2 percent over last year comprised of a 1.8 percent increase in retail drug store sales and a revenue increase of 26.5 percent at RxAmerica.

Retail Drug Store Gross Profit

The retail drug store gross profit for the fourth quarter ended January 31, 2008 was $348.8 million, or 26.0 percent of retail drug store sales, compared with a gross profit of $311.8 million or 25.3 percent of retail drug store sales, last year. The increase in gross profit as a percent of sales was primarily due to higher generic utilization.

The LIFO charge for the fourth quarter ended January 31, 2008 was $2.1 million compared with $4.5 million in the fourth quarter last year.

Prescription Drug Plan Gross Profit

The prescription drug plan gross profit for the fourth quarter ended January 31, 2008 was $16.2 million, or 18.5 percent of prescription drug plan revenues compared with a gross profit of $16.2 million, or 25.2 percent of prescription drug plan revenues, last year. The lower gross profit margin on increased revenues reflects the Company’s bids submitted for the plan year.

Operating and Administrative Expenses

Consolidated operating and administrative expenses for the fourth quarter ended January 31, 2008 were $327.8 million, or 22.6 percent of revenues, compared with $289.1 million, or 22.1 percent of revenues, last year. The increase in the expense rate was primarily due to store openings and the continued growth of RxAmerica.

Operating Income

Consolidated operating income for the fourth quarter ended January 31, 2008 was $60.2 million, or 4.1 percent of revenues, including a $1.8 million pre-tax gain related to the planned disposition of seven California stores. Operating income for the fourth quarter ended January 25, 2007 was $49.3 million, or 3.8 percent of revenues, including a $2.3 million pre-tax charge related to the planned disposition of seven California stores.

Fiscal Year

Income

Income from continuing operations for the 53-week fiscal year ended January 31, 2008 was $98.9 million, or $2.59 per diluted share, including a $5.1 million after-tax net charge related to the planned disposition of seven California stores. Income from continuing operations for the 52-week fiscal year ended January 25, 2007, was $79.5 million, or $2.08 per diluted share, including a $1.4 million after-tax net charge related to the planned disposition of seven California stores.

Planned Disposition of Stores

The net charge related to the disposition of seven California stores during the 53 weeks ended January 31, 2008 was $8.5 million pre-tax, $5.1 million after-tax, or $0.13 per diluted share. The net charge related to this disposition of stores during the 52 weeks ended January 25, 2007 was $2.3 million pre-tax, $1.4 million after-tax, or $0.04 per diluted share. The charges primarily include lease-related costs net of estimated sublease rental income and severance payments offset by gains on the sale of prescription files.

Revenues

Total revenues for the 53-week fiscal year ended January 31, 2008 increased 5.8 percent to $5.26 billion compared with $4.97 billion for the 52-week fiscal year ended January 25, 2007.

Retail drug store sales increased 4.9 percent primarily due the impact of one additional week and new store expansion. Same-store sales on a comparable 52-week basis increased 0.9 percent with pharmacy same-store sales increasing 1.8 percent and front-end same-store sales increasing 0.1 percent. Pharmacy sales were 51.4 percent of retail drug store sales in Fiscal 2008 compared with 50.4 percent a year ago.

Pharmacy benefit services revenues increased 18.5 percent for the 53 weeks ended January 31, 2008 compared with the 52 weeks ended January 25, 2007. Pharmacy benefit management services generated revenues of $68.9 million compared with revenues last year of $39.6 million and the prescription drug plans for Medicare beneficiaries generated revenues of $310.8 million compared with $280.7 million last year.

On a comparable 52-week basis, consolidated total annual revenues increased 3.8 percent over last year comprised of a 3.0 percent increase in annual retail drug store sales and an annual revenue increase of 15.1 percent at RxAmerica.

Retail Drug Store Gross Profit

The retail drug store gross profit for the 53 weeks ended January 31, 2008 was $1.27 billion, or 26.0 percent of retail drug store sales compared with $1.17 billion, or 25.1 percent of retail drug store sales, last year. The increase in gross profit as a percent of sales was primarily due to higher generic utilization, increased self-distribution of front-end merchandise and improved inventory management.

The LIFO charge for the 53 weeks ended January 31, 2008 was $9.1 million compared with $12.8 million for the 52 weeks ended January 25, 2007.

Prescription Drug Plan Gross Profit

The prescription drug plan gross profit for the 53 weeks ended January 31, 2008 was $47.2 million, or 15.2 percent of prescription drug plans revenues, compared with a gross profit of $51.5 million or 18.4 percent of prescription drug plan revenues, for the 52 weeks ended January 25, 2007. The lower gross profit margin on increased revenues reflects the Company’s bids submitted for the plan year.

Operating and Administrative Expenses

Consolidated operating and administrative expenses for the 53 weeks ended January 31, 2008 were $1.21 billion, or 23.0 percent of revenues, compared with $1.13 billion, or 22.6 percent of revenues, for the 52 weeks ended January 25, 2007. The increase in the expense rate was primarily due to store openings and the continued growth of RxAmerica.

Operating Income

Consolidated operating income for the 53 weeks ended January 31, 2008 was $164.6 million, or 3.1 percent of revenues, including an $8.5 million pre-tax charge related to the planned disposition of seven California stores. Consolidated operating income for the 52 weeks ended January 25, 2007 was $131.6 million, or 2.6 percent of revenues, including a $2.3 million pre-tax charge related to the planned disposition of seven California stores.

Discontinued Operations

The Company reported a $2.7 million net loss, or $0.07 per diluted share, from discontinued operations for the 53 weeks ended January 31, 2008. The net loss primarily includes lease-related costs net of estimated sublease rental income, severance payments and other operating losses during the closure period offset by cash proceeds from the sale of property and prescription files. As announced on February 28, 2007, the results of operations associated with the 23 stores designated for disposition in Colorado, Oregon and Washington were classified as discontinued operations beginning in the first quarter of Fiscal 2008 in accordance with Statement of Financial Accounting Standards No. 144 (FAS 144), “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Management Outlook

For the 52 weeks ending January 29, 2009, Longs is estimating that total revenues from continuing operations will increase 5 to 7 percent and total retail drug store sales will increase 1 to 3 percent compared with the 53 weeks ended January 31, 2008. The Company estimates that same-store sales on a comparable 52-week basis will increase 1 to 3 percent compared with last year. Given these revenue assumptions and the Company’s continued progress on previously stated initiatives, Longs’ goal is to achieve income from continuing operations of $3.02 to $3.12 per diluted share in Fiscal 2009.

The Company reported Fiscal 2008 income from continuing operations of $2.59 per diluted share, including an after-tax net charge of $5.1 million, or $0.13 per diluted share, related to the planned disposition of stores.

For Fiscal 2009, Longs Drugs plans to open or relocate approximately 20 to 30 stores and remodel up to 40 stores. The Company is estimating capital expenditures for Fiscal 2009 to be in the range of $150 million to $200 million.

Teleconference and Webcast

Longs has scheduled a conference call at 4:30 p.m. EST/1:30 p.m. PST today to discuss its fourth quarter and fiscal year performance and business outlook. The call will be broadcast live on the Company’s Web Site at www.longs.com; Company Information; Investor relations. A replay of the conference call will be available approximately two hours after the call and available through Wednesday, March 12, 2008 by dialing 412-317-0088 or toll free 877-344-7529 and using the account number 416732 followed by the # sign. The audio Webcast of the conference call will also be archived for one full quarter on the Company’s Investor Relations Web Site.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, expected financial results for fiscal year 2009 (including revenues, same-store sales and income from continuing operations), growth in income from continuing operations and stores over the next three years, capital expenditures, progress on strategic initiatives, opening, relocating and remodeling of stores, profits from prescription drug plans, performance of RxAmerica, and are indicated by such words as “will”, “expects”, “estimates”, “goals”, “plans” or similar words. These statements are based on the Company’s current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those contemplated by such statements. Risks and uncertainties relate to, among other things, changing market conditions in the overall and regional economy and in the retail industry, opening, remodeling and closing stores, labor unrest, generic drug pricing, natural or manmade disasters, competition, maintaining satisfactory relationships with vendors, changes in applicable law or in the interpretation of applicable law by regulatory agencies or by legal, accounting or other professional advisors, or by the Company, and other factors described from time to time in the Company’s news releases and in its annual, quarterly and other reports filed with the Securities and Exchange Commission. Please refer to such filings for a further discussion of these risks and uncertainties. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this news release.

About the Company

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates 510 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.

Condensed Consolidated Income Statements (unaudited)

	For the 14/13 weeks ended		For the 53/52 weeks ended
	January 31, 2008 (14 weeks)	January 25, 2007 (13 weeks)	January 31, 2008 (53 weeks)	January 25, 2007 (52 weeks)
	Thousands Except Per Share Amounts
Revenues:
Retail drug store sales	$1,343,803	$1,232,218	$4,882,827	$4,652,940
Pharmacy benefit services revenues	109,050	76,598	379,738	320,356

Total revenues	1,452,853	1,308,816	5,262,565	4,973,296
Costs and expenses:
Cost of retail drug store sales	994,959	920,455	3,614,769	3,484,617
Prescription drug plan benefit costs	71,668	48,124	263,608	229,179
Operating and administrative expenses	327,842	289,103	1,211,561	1,126,019
Provision for store closures and asset impairments, net	(1,782)	2,331	8,495	2,778
Legal settlements and other disputes, net	—	(500)	(431)	(930)

Operating income	60,166	49,303	164,563	131,633
Interest expense	2,997	3,338	8,913	9,118
Interest income	(448)	(417)	(1,150)	(2,272)

Income from continuing operations before income taxes	57,617	46,382	156,800	124,787
Income taxes	19,782	15,950	57,909	45,334

Income from continuing operations	37,835	30,432	98,891	79,453
Loss from discontinued operations, net of tax	(677)	(3,492)	(2,690)	(4,992)

Net income	$37,158	$26,940	$96,201	$74,461

Earnings per common share:
Basic:
Income from continuing operations	$1.02	$0.82	$2.65	$2.14
Loss from discontinued operations	(0.01)	(0.09)	(0.07)	(0.14)

Net income	1.01	0.73	2.58	2.00

Diluted:
Income from continuing operations	$1.00	$0.80	$2.59	$2.08
Loss from discontinued operations	(0.02)	(0.09)	(0.07)	(0.13)

Net income	0.98	0.71	2.52	1.95

Dividends per common share	$0.14	$0.14	$0.56	$0.56
Weighted average number of shares outstanding:
Basic	36,967	37,007	37,294	37,201
Diluted	37,958	37,947	38,232	38,181
Number of stores in continuing operations, beginning of period	505	478	486	453
Stores opened	4	9	20	16
Stores acquired	1	—	13	21
Stores closed	—	(1)	(9)	(4)

Number of stores in continuing operations, end of period	510	486	510	486

Number of stores in discontinued operations, beginning of period	—	23	23	23
Stores opened	—	—	—	—
Stores acquired	—	—	—	—
Stores closed	—	—	(23)	—

Number of stores in discontinued operations, end of period	—	23	—	23

Store relocations	2	6	3	7

Condensed Consolidated Balance Sheets (unaudited)

	January 31, 2008	January 25, 2007
	Thousands Except Share Information
Assets
Current Assets:
Cash and cash equivalents	$27,019	$27,596
Accounts receivable, net	334,972	282,728
Merchandise inventories, net	510,482	491,295
Deferred income taxes	64,500	60,153
Prepaid expenses and other current assets	22,043	22,017
Assets held for sale	4,173	—

Total current assets	963,189	883,789

Property:
Land	116,564	116,171
Buildings and leasehold improvements	725,930	668,800
Equipment and fixtures	628,556	621,068

Total	1,471,050	1,406,039
Less accumulated depreciation	715,682	705,856

Property, net	755,368	700,183

Goodwill	84,394	84,450
Intangible assets, net	32,240	14,904
Other non-current assets	11,525	4,342

Total	$1,846,716	$1,687,668

Liabilities and Stockholders’ Equity
Current Liabilities:
Trade accounts payable	$273,953	$230,754
Pharmacy benefits payable	176,829	148,595
Accrued employee compensation and benefits	120,458	131,088
Taxes payable	58,998	59,715
Other accrued expenses	63,110	73,682
Current maturities of debt	36,727	6,727

Total current liabilities	730,075	650,561

Long-term debt	183,364	118,091
Other long-term liabilities	105,352	103,459
Commitments and Contingencies
Stockholders’ Equity:
Common stock: par value $0.50 per share, 120,000,000 shares authorized, 36,204,000 and 37,406,000 shares outstanding	18,102	18,703
Additional capital	288,385	250,113
Retained earnings	521,438	546,741

Total stockholders’ equity	827,925	815,557

Total	$1,846,716	$1,687,668

Condensed Statements of Consolidated Cash Flows (unaudited)

	For the 53/52 weeks ended
	January 31, 2008 (53 weeks)	January 25, 2007 (52 weeks)
	Thousands
Operating Activities:
Net income	$96,201	$74,461
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	96,618	88,563
Provision for store closures and asset impairments, net	4,986	8,363
Deferred income taxes and other	(19,475)	(15,441)
Stock awards and options, net	24,536	19,808
Excess tax benefits related to stock awards and options	(8,926)	(4,339)
Common stock contribution to benefit plan	13,435	10,669
Changes in assets and liabilities:
Accounts receivable	(20,394)	(64,082)
Merchandise inventories	(20,887)	(26,414)
Other assets	(540)	(2,681)
Current liabilities and other	52,745	94,061

Net cash provided by operating activities	218,299	182,968

Investing Activities:
Capital expenditures	(162,365)	(149,734)
Acquisitions	(27,788)	(17,953)
Proceeds from dispositions of property and intangible assets	20,618	1,685

Net cash used in investing activities	(169,535)	(166,002)

Financing Activities:
Proceeds from revolving line of credit borrowings, net	102,000	65,000
Repayments of private placement notes	(6,727)	(45,870)
Repurchase of common stock	(119,788)	(44,134)
Proceeds from exercise of stock options	19,693	13,117
Dividend payments	(21,183)	(20,953)
Medicare Part D subsidy disbursements, net	(31,850)	(35,433)
Excess tax benefits related to stock awards and options	8,926	4,339
Other	(412)	(98)

Net cash used in financing activities	(49,341)	(64,032)

Decrease in cash and cash equivalents	(577)	(47,066)
Cash and cash equivalents at beginning of year	27,596	74,662

Cash and cash equivalents at end of year	$27,019	$27,596

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$8,580	$9,435
Cash paid for income taxes	63,644	58,471